Exhibit 99.1

Media Contact Steve Galpin, Jr. +1 908 298 7415	Schering-Plough 2000 Galloping Hill Road Kenilworth, NJ 07033 USA
www.schering-plough.com
Investor Contacts
Janet Barth
Joe Romanelli
+1 908 298 7436

news release
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR 2009 FIRST QUARTER
Transformed Company Delivers Solid Financial Performance,
Continues to Advance Industry-Leading Late-Stage Pipeline
KENILWORTH, N.J., April 21, 2009 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2009 first quarter.
          “Schering-Plough powered through to deliver a solid performance in the first quarter,” said Fred Hassan, chairman and CEO. “We overcame difficult currency comparisons and challenges in the U.S. by driving operational sales growth in overseas markets and the continuing successful implementation of our Productivity Transformation Program.
          “The people of Schering-Plough can take pride in executing a remarkable transformation of this company over the past six years of our Action Agenda, including the successful acquisition of Organon BioSciences,” said Hassan. “They triumphed over the huge challenges we faced in ‘03 and ‘04, and then again in ‘08.”
          Looking ahead to the company’s planned merger with Merck announced on March 9, Hassan said, “We remain focused on driving our business. We will continue to implement our basic strategy: Grow the top line, grow the pipeline, reduce costs and invest wisely.”
          For the 2009 first quarter, Schering-Plough reported net income available to common shareholders of $767 million or 46 cents per common share on a GAAP basis. Earnings per common share for the 2009 first quarter would have been 56 cents on earnings of $936 million on a reconciled basis, which excludes purchase accounting adjustments related to the OBS acquisition and special, merger and acquisition-related items. For the 2008 first quarter, Schering-Plough reported net income available to common shareholders of $276 million or 17 cents per common share on a GAAP basis and earnings of 53 cents per common share on a reconciled basis.
          GAAP net sales for the 2009 first quarter totaled $4.4 billion, down 6 percent as compared to the first quarter of 2008, reflecting 4 percent operational growth and an unfavorable impact from foreign exchange of 10 percent. Net sales of the global cholesterol joint venture, which include

VYTORIN and ZETIA, totaled $931 million in the 2009 first quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the 2009 first quarter would have been $4.9 billion.
          “We are gratified that we were able to drive both operational sales growth and reconciled earnings growth, in the midst of a severe global recession,” said Hassan. “And at a time when regulatory approvals for new chemical entities are scarce, we achieved the first major market approval of SIMPONI (golimumab) — one of our ‘Five Stars’ — in Canada earlier this month. These accomplishments show the strength of our strategies, and the strength of our execution.”
          Schering-Plough’s operations are becoming more efficient and cost-effective through the company’s Productivity Transformation Program (PTP), launched in April 2008. PTP is expected to realize annualized savings of $1.5 billion by the end of 2012. The company is on track to achieve this savings target.
          Schering-Plough’s transformation over the past six years is evidenced by the following achievements:
•	Building an industry-leading product pipeline, with six projects designated “fast track” by the U.S. Food and Drug Administration and 12 new entities in late-stage development, including eight in Phase III and four in pre-registration;

•	Achieving greater geographic and product diversity, by expanding into newer markets, adding new therapeutic areas, creating a leading global animal health business, and growing the consumer business through successful Rx-to-OTC switches;

•	Increasing the number of marketed products with sales above $1 billion from none in 2003 to five in 2008 (REMICADE, NASONEX and TEMODAR — as well as VYTORIN and ZETIA in the cholesterol joint venture);

•	Adding more than $12 billion to adjusted net sales, from $8.6 billion in 2003 to $20.8 billion in 2008;

•	Strengthening the company’s financial position, going from negative free cash flow of nearly $1 billion in 2003 to generating positive free cash flow of more than $2 billion in 2008;

•	Successfully seeking, negotiating and integrating important and value-creating transactions, such as the acquisition of Organon BioSciences (OBS).
First Quarter 2009 Results
For the 2009 first quarter, Schering-Plough reported net income available to common shareholders of $767 million or 46 cents per common share on a GAAP basis. Earnings per common share for the 2009 first quarter would have been 56 cents on earnings of $936 million on a reconciled basis, which excludes purchase accounting adjustments related to the OBS acquisition and special, merger and acquisition-related items. For the 2008 first quarter, Schering-Plough reported net income available to common shareholders of $276 million or 17 cents per common share on a GAAP basis and earnings of 53 cents per common share on a reconciled basis.
          GAAP net sales for the 2009 first quarter totaled $4.4 billion, down 6 percent as compared to the first quarter of 2008, reflecting 4 percent operational growth and an unfavorable impact from foreign exchange of 10 percent.
          Net sales of the cholesterol franchise, which include sales of the cholesterol joint venture plus sales recorded by Schering-Plough in non-joint venture territories such as Japan and Latin America, declined 21 percent in the first quarter of 2009 to $973 million, reflecting a 17 percent operational decrease and a 4 percent unfavorable impact from foreign exchange. Sales declined 30 percent in the U.S. In international markets, sales declined 2 percent, reflecting operational growth of 11 percent and a 13 percent unfavorable impact from foreign exchange. ZETIA in Japan, sold under a co-marketing agreement with Bayer, contributed $30 million to cholesterol franchise sales in the 2009 period.
          Sales of Prescription Pharmaceuticals for the 2009 first quarter decreased 5 percent to $3.4 billion, reflecting operational growth of 5 percent and an unfavorable impact from foreign exchange of 10 percent.
          Sales of REMICADE increased 2 percent (22 percent operational growth offset by 20 percent unfavorable foreign exchange impact) to $518 million in the first quarter of 2009 due to continued market growth and expanded penetration in certain indications. REMICADE, a treatment for inflammatory diseases, is marketed by Schering Plough in countries outside the U.S. (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
          Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, totaled $306 million in the 2009 first quarter (8 percent operational growth offset by 8 percent unfavorable foreign exchange impact) as compared to $307 million in the first quarter of 2008. Strong international sales were offset by lower sales in the U.S. compared to the 2008 period.
          Sales of TEMODAR, a treatment for certain types of brain tumors, increased 5 percent (16 percent operational growth offset by 11 percent unfavorable foreign exchange impact) to $247 million, with higher sales in both the U.S. and international market, excluding foreign exchange.
          Sales of PEGINTRON for hepatitis C decreased 4 percent (2 percent operational growth offset by 6 percent unfavorable foreign exchange impact) to $216 million in the 2009 first quarter, primarily due to the unfavorable impact of foreign exchange and lower sales in the U.S.
          In women’s health care, sales of FOLLISTIM/PUREGON, a fertility treatment, decreased 10 percent (1 percent operational decrease and 9 percent unfavorable foreign exchange impact) to $131 million as compared to the first quarter of 2008. Sales of NUVARING, a contraceptive product, in the first quarter of 2009 grew 19 percent (27 percent operational growth offset by 8 percent unfavorable foreign exchange impact) to $115 million as compared to $96 million in the first quarter of 2008, primarily due to growth in the U.S.
          Global sales of CLARINEX, a nonsedating antihistamine, were $174 million, a decrease of 19 percent (9 percent operational decrease and 10 percent unfavorable foreign exchange impact) as compared to the first quarter of 2008.
          Sales of prescription CLARITIN were $132 million, a 3 percent increase (6 percent operational growth offset by 3 percent unfavorable foreign exchange impact) compared to sales of $128 million in the first quarter of 2008.
          Animal Health sales totaled $630 million in the 2009 first quarter, a 13 percent decrease as compared to $723 million in the first quarter of 2008. Excluding the unfavorable impact of foreign exchange of 13 percent, Animal Health sales would have been roughly flat as compared to the first quarter of 2008.
          Consumer Health Care sales were $384 million in the 2009 first quarter, up 2 percent versus the 2008 period. The increase was primirly due to higher sales of OTC MIRALAX and the launch of CLARITIN LIQUI-GELS.
          Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income,” which totaled $400 million in the 2009 first quarter, as compared to $517 million in the first quarter of 2008.
          Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and totaled 68.2 percent for the 2009 first quarter as compared to 54.1 percent in the 2008 period. Excluding purchase accounting adjustments, the gross margin percentage increased to 71.0 percent for the first quarter of 2009 as compared to 68.9 percent for the first quarter of 2008, primarily due to a favorable impact from foreign exchange.
          SG&A expenses were $1.5 billion in the first quarter of 2009, an 11 percent decrease versus the first quarter of 2008 primarily due to the impact of foreign exchange and PTP actions.
          Research and development spending for the 2009 first quarter totaled $804 million, a 9 percent decline due to PTP actions, the impact of foreign exchange and the timing of clinical trials and related activities.

Update on Merger with Merck
The previously announced merger with Merck remains on track. Merger pre-integration planning teams have been established at both Schering-Plough and Merck, and these teams have been meeting collaboratively in order to plan for a smooth and effective integration. Until the merger closes, both companies will continue to operate independently. The transaction is subject to approval by Schering-Plough and Merck shareholders and the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as clearance by the European Commission under the EC Merger Regulation and certain other foreign jurisdictions.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Responded to the FDA’s complete response letter for SAPHRIS (asenapine) sublingual tablets, which was received in January 2009. SAPHRIS is under review for the acute treatment of schizophrenia in adults and for the acute treatment of manic or mixed episodes associated with bipolar I disorder in adults as monotherapy. (Announced Feb. 20, 2009)

•	Announced a license agreement between Nobilon, Schering-Plough’s human vaccine business unit, and the World Health Organization to provide access to pandemic influenza vaccine manufacturing technology to developing countries. (Announced Feb. 23)

•	Launched AFRIN PureSea™ Hydrating Nasal Rinse. (Announced March 3)

•	Received European Commission (EC) and FDA approvals for an intravenous formulation of temozolomide, a chemotherapy treatment for certain primary brain tumors, and received EC approval for a sachet packaging presentation for TEMODAL Capsules. (Announced March 5)

•	Received FDA approval for expanded labeling for PEGINTRON and REBETOL combination therapy allowing for retreatment of chronic hepatitis C patients 3 years of age and older with compensated liver disease who have failed prior therapy. (Announced March 11)

•	Reported on a Phase II study published in The Lancet of the company’s novel oral thrombin receptor antagonist (TRA), which showed no increase in TIMI major and minor bleeding and was well tolerated when given with standard platelet therapy. (Announced March 12)

•	Initiated the first-in-human clinical development program for a new intranasal Live Attenuated Influenza Vaccine for annual seasonal use by Nobilon, Schering-Plough’s human vaccine business unit. (Announced March 13)

•	Named a 2009 ENERGY STAR Partner of the Year by the U.S. Environmental Protection Agency for outstanding energy management and reductions in greenhouse gas emissions. (Announced March 30)

•	Reported on a study showing that early use of an investigational dose of INTEGRILIN in patients with Acute Coronary Syndrome was not superior to delayed provisional use. (Announced March 30)

•	Reported on the Dieter Luetticken Award 2008 for alternatives in animal testing, sponsored by Intervet/Schering-Plough Animal Health. (Announced April 7)

•	Gained approval in Canada for SIMPONI, the first once-monthly, subcutaneous therapy for rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis, marking the first approval in the world for this innovative new product. (Announced April 13)
First Quarter 2009 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 7:30 a.m. (EDT) to review the 2009 first quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID # 87621385. A replay of the call will be available beginning later on April 21 through 5 p.m. on April 28. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID # 87621385. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on April 21 through 5 p.m. on May 21.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on April 21, 2009, beginning at 7:30 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and level of savings achieved from the Productivity Transformation Program; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; the potential of products and trending in therapeutic markets, including the cholesterol market; and statements about the timing and potential benefits of the proposed merger between Merck and Schering-Plough and other statements that are not historical facts. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement.
A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; media and societal reaction to such developments; and the ability of Schering-Plough and Merck to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A. “Risk Factors” in the 2008 10-K, filed February 27, 2009.
Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription, animal health and consumer health care products. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its colleagues around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the first quarter ended March 31 (unaudited):
(Amounts in millions, except per share figures)

	First Quarter
	2009	2008
Net sales	$4,393	$4,657
Cost of sales 1/	1,399	2,137
Selling, general and administrative	1,493	1,676
Research and development	804	880
Other expense/(income), net	88	95

Special, merger and acquisition-related charges 2/	75	23
Equity income	(400)	(517)

Income before income taxes	934	363
Income tax expense	129	49

Net income	$805	$314

Preferred stock dividends	38	38

Net income available to common shareholders	$767	$276

Diluted earnings per common share	$0.46	$0.17

Average shares outstanding — common and participating — diluted 3/	1,739	1,637

The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/	Cost of sales for the three months ended March 31, 2009 includes purchase accounting adjustments of $125 million and accelerated depreciation of $2 million. For the three months ended March 31, 2008, cost of sales includes purchase accounting adjustments of $688 million.

2/	Special, merger and acquisition-related charges relate to the Productivity Transformation Program (PTP) and costs incurred related to the proposed merger with Merck. For the three months ended March 31, 2009 and 2008, these charges were $75 million ($56 million for severance costs and $19 million for merger costs) and $23 million ($8 million for severance costs and $15 million for integration-related costs), respectively.

3/	For the three months ended March 31, 2009, the increase in average shares outstanding is due to the preferred shares being dilutive under accounting rules. For the three months ended March 31, 2008, the preferred shares were anti-dilutive.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income Available to Common Shareholders and Diluted Earnings per Common Share (Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, special, merger and acquisition-related items and other specified items.
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, special, merger and acquisition-related items and other specified items have been excluded from Net income available to common shareholders and Diluted earnings per common share as management of Schering-Plough does not consider these items to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhance investor understanding of items that impact the comparability of results between fiscal periods. Net income available to common shareholders and Diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.

	Three months ended March 31, 2009
	(unaudited)
			Special,
			Merger and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$4,393	$—	$—	$—	$4,393
Cost of sales	1,399	(125)	(2)	—	1,272
Selling, general and administrative	1,493	(2)	—	—	1,491
Research and development	804	(2)	(2)	—	800
Other expense/(income), net	88	—	—	—	88
Special, merger and acquisition-related charges	75	—	(75)	—	—
Equity income	(400)	—	—	—	(400)

Income before income taxes	934	129	79	—	1,142
Income tax expense/(benefit)	129	(32)	(7)	—	168

Net income	$805	$97	$72	$—	$974

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$767	$97	$72	$—	$936

Diluted earnings per common share	$0.46				$0.56

Average shares outstanding — common and participating — diluted	1,739				1,739

(1)	“As Reconciled” to exclude purchase accounting adjustments, special, merger and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income Available to Common Shareholders and Diluted Earnings per Common Share (Amounts in Millions, except per share figures)

	Three months ended March 31, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$4,657	$—	$—	$—	$4,657
Cost of sales	2,137	(688)	—	—	1,449
Selling, general and administrative	1,676	(1)	—	—	1,675
Research and development	880	(2)	—	—	878
Other expense/(income), net	95	—	—	17	112
Special and acquisition-related charges	23	—	(23)	—	—
Equity income	(517)	—	—	—	(517)

Income before income taxes	363	691	23	(17)	1,060
Income tax expense/(benefit)	49	(114)	(2)	5	160

Net income	$314	$577	$21	$(12)	$900

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$276	$577	$21	$(12)	$862

Diluted earnings per common share	$0.17				$0.53

Average shares outstanding — common and participating — diluted	1,637				1,637

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income Available to Common Shareholders and Diluted Earnings per Common Share (Amounts in Millions)
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share reflect the following adjustments:

	First Quarter
	(unaudited)
	2009	2008
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$118	$132
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (b)	11	8
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	—	551

Total purchase accounting adjustments, pre-tax	129	691
Income tax benefit	32	114

Total purchase accounting adjustments	$97	$577

Special, merger and acquisition-related items:
Special, merger and integration-related activities (a)/(d)/(e)	$79	$23

Total special and acquisition-related items, pre-tax	79	23
Income tax benefit	7	2

Total special, merger and acquisition-related items	$72	$21

Other specified items:
(Gain) on sale of manufacturing plant (c)	$—	$(17)

Total other specified items, pre-tax	—	(17)
Income tax expense	—	5

Total other specified items	$—	$(12)

Total purchase accounting adjustments, special and acquisition-related items and other specified items	$169	$586

(a)	Included in Cost of sales

(b)	Included in Cost of sales, Selling, general and administrative and Research and development

(c)	Included in Other expense/(income), net

(d)	Included in Special, merger and acquisition-related charges

(e)	Included in research and development

SCHERING-PLOUGH CORPORATION
Report for the period ended March 31 (unaudited):
GAAP Net Sales by Key Product

	First Quarter
(Dollars in millions)	2009	2008	%
PRESCRIPTION PHARMACEUTICALS	$3,379	$3,557	(5%)
REMICADE	518	507	2%
NASONEX	306	307	—
TEMODAR	247	236	5%
PEGINTRON	216	225	(4%)
CLARINEX / AERIUS	174	213	(19%)
CLARITIN RX	132	128	3%
FOLLISTIM / PUREGON	131	145	(10%)
NUVARING	115	96	19%
AVELOX	109	142	(23%)
INTEGRILIN	76	74	3%
REBETOL	66	59	12%
CAELYX	61	74	(18%)
INTRON A	54	55	(3%)
PROVENTIL / ALBUTEROL CFC	54	50	7%
REMERON	50	68	(26%)
SUBUTEX / SUBOXONE	50	54	(7%)
ASMANEX	49	42	16%
ELOCON	41	45	(8%)
CERAZETTE	39	44	(10%)
NOXAFIL	39	34	15%
IMPLANON	37	38	(2%)
MERCILON	35	43	(19%)
LIVIAL	33	45	(26%)
ZEMURON	32	63	(49%)
MARVELON	31	37	(16%)
FORADIL	23	25	(8%)
Other Pharmaceuticals	661	708	(7%)

ANIMAL HEALTH	630	723	(13%)

CONSUMER HEALTH CARE	384	377	2%
OTC	232	209	11%
OTC CLARITIN	149	139	8%
MiraLAX	37	26	43%
Other OTC	46	44	3%
Foot Care	73	85	(14%)
Sun Care	79	83	(5%)

CONSOLIDATED GAAP NET SALES	$4,393	$4,657	(6%)

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as Net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended March 31,
	(unaudited)
(Dollars in millions)	2009	2008	%
Net sales, as reported	$4,393	$4,657	(6%)

50 percent of cholesterol joint venture net sales a/	466	607	(23%)

Adjusted net sales a/	$4,859	$5,264	(8%)

a/	Total Net sales of the cholesterol joint venture for the three months ended March 31, 2009 and 2008 were $931 million and $1.2 billion, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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